Exhibit 99

Host America and RS Services Sign Joint Venture Agreement with IPC for Energy Management Products

$3 Million Project to Begin January 24th, 2005

Hamden, CT, January 20, 2005 - Host America Corporation, (NASDAQ-CAFÉ) announced today that its energy subsidiary, RS Services signed a joint venture agreement with Innovative Performance Contracting (IPC) based in Texas and Oklahoma.  IPC provides energy management solutions including the retrofitting of large commercial customers with energy efficient lighting systems and components such as those manufactured by RS Services.  Work for the joint venture begins in Texas and Oklahoma this January on over $3 Million in signed commercial management contracts.  When completed, there is another $3 Million in energy management work available for the joint venture from other IPC targeted accounts located throughout the country.  Both companies believe that the LightMasterPlus will maximize the savings potential for their customers and provide RS Services with an established channel of distribution for their energy saving products.  “We are extremely pleased to team up with IPC.  They are bringing to RS Services a well established distribution network for the sale of our energy saving products, along with the experience, expertise and strong national customer base,” said Geoffrey Ramsey, CEO of Host America.

IPC’s specifications call for installing the most energy efficient environmentally sensitive lighting systems with the new T-8’s and electronic ballasts. The LightMasterPlus, an important component in energy management, has been shown to produce an optimal savings of 18% - 25% when connected to this system.  IPC has a win-win process which saves customers money by providing the maximum rebate available in their community by installing energy efficient products such as the LightMasterPlus which make these projects cost effective.  IPC has saved 88,688,509 KWH’s throughout its energy saving management projects, saving their clients money and reducing the negative by-products of producing electricity.

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 428 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Mark Miller, East West Network Group (770) 436 - 7429 for Host America